Exhibit 99.1

Newmont Announces Two New Board Members

DENVER, July 19, 2017 — Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) announced the election of Sheri Hickok and Dr. Molly P. Zhang to its Board of Directors.

Sheri Hickok brings significant engineering and technology experience, including autonomous vehicle and renewable energy development, to Newmont’s Board. She is currently General Manager — Global Product Development, Onshore Wind at GE Renewable Energy where she leads GE’s largest renewable energy portfolio. Prior to this role, Ms. Hickok served in several senior leadership roles at General Motors (GM) over her 22-year tenure, most recently as Executive Chief Engineer — Autonomous Partnerships and Fleets, where she led development of GM’s first autonomous vehicle fleet. Other leadership roles included Chief Engineer, Next Generation Full-Size Trucks; Executive Director, Global Supplier Quality & Development; and Chief Engineer on the Buick LaCrosse and Cadillac XTS. Ms. Hickok has been recognized as an industry leader by Motor Trend, Automotive News and Fortune magazines, and is a member of the World Economic Forum Young Global Leaders. She holds a Bachelor’s degree in Mechanical Engineering from Kettering University, a Master’s degree in Engineering from Purdue University, and a Master’s degree in Business Administration from the University of Michigan.

Dr. Molly P. Zhang brings extensive multinational experience to Newmont’s Board from the mining services, chemical and industrial sectors. She currently serves as a director of Cooper Standard Automotive and XG Science as a supervisory board member at GEA Group in Germany. Dr. Zhang’s experience includes several senior executive roles for Orica until her retirement in 2016, including as Vice President, Asset Management; Vice President, Initiation Systems and Packaged Emulsions Manufacture; Manufacturing Executive, Mining Systems; and General Manager, Global Manufacturing and Supply Chain for Orica’s mining services business. Prior to her tenure at Orica, Dr. Zhang held diverse executive positions at The Dow Chemical Company, including Managing Director, SCG-Dow Group; Country General Manager, Dow Thailand; Business Vice President for Dow Technology Licensing and Catalyst Business; Regional Manufacturing Director, Asia Pacific; and Global Technology Director. Dr. Zhang has been profiled for her successful business leadership in several international news publications. Born and raised in Shanghai, Dr. Zhang has worked in Germany, China, the U.S., Thailand and Singapore. She holds a Master of Science degree in Chemistry and a Ph.D.in Chemical Engineering from Technical University of Clasthal, Germany.

“We are honored to welcome Sheri and Molly to our Board as valued advisors and acknowledged technology and operational leaders. Their experience will build on the deep and diverse expertise of our current Board of Directors,” said Noreen Doyle, Chair of Newmont’s Board of Directors.

About Newmont

Newmont is a leading gold and copper producer. The Company’s operations are primarily in the United States, Australia, Ghana, Peru and Suriname. Newmont is the only gold producer listed in the S&P 500 Index and was named the mining industry leader by the Dow Jones Sustainability World Index in 2015 and 2016. The Company is an industry leader in value creation, supported by its leading technical, environmental, social and safety performance. Newmont was founded in 1921 and has been publicly traded since 1925.

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Media Contact
Omar Jabara	303-837-5114	omar.jabara@newmont.com

Investor Contact
Meredith Bandy	303-837-5143	meredith.bandy@newmont.com